Exhibit 99.1

Howard Bancorp, Inc. Added to the Prestigious ABA NASDAQ Community Bank Index

ELLICOTT CITY, Md.--(BUSINESS WIRE)--December 20, 2012--Howard Bancorp, Inc. (NASDAQ: HBMD) announced today that it has been added to the ABA NASDAQ Community Bank Index. The index includes approximately 400 community banks with more than $125 billion in market capitalization.

“We are enthusiastic about being included in the ABA NASDAQ Index. We believe being part of the Index will bring our company added visibility and recognition on Wall Street,” said Chairman and CEO Mary Ann Scully. “Our primary subsidiary, Howard Bank was established in 2004 and is well-known in our own community for meeting the financial needs of the market we serve; now our company we will become better known among investors and stock analysts.”

Howard Bancorp is a bank holding company with total assets of $368 million as of September 30, 2012. Its principal operating subsidiary, Howard Bank, located in Ellicott City, MD, is a growth-focused community bank serving businesses, professionals and individuals in the Greater Baltimore area through five full service branches and also a regional office in Annapolis, MD.

Howard Bank is a proud member of the American Bankers Association, the nation’s premier bank trade association representing banks of all charters and sizes on issues of national importance for financial institutions and their customers. Intraday pricing of the Index and each of the companies on the Index, including Howard Bancorp, is available daily through the American Bankers Association website at www.aba.com and other financial data vendors such as Bloomberg and Yahoo.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020
or visit our website at www.howardbank.com